SERIES 2013-G1 ADMINISTRATION AGREEMENT

Dated as of November 25, 2013

among

HERTZ VEHICLE FINANCING LLC,

THE HERTZ CORPORATION,

as Series 2013-G1 Administrator,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

i

SERIES 2013-G1 ADMINISTRATION AGREEMENT (this “Agreement”) dated as of November 25, 2013, among HERTZ VEHICLE FINANCING LLC, a Delaware limited liability company (“HVF”), THE HERTZ CORPORATION, a Delaware corporation (“Hertz”), as administrator (in such capacity, the “Series 2013-G1 Administrator”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (f/k/a BNY Midwest Trust Company), a national banking association, not in its individual capacity but solely as trustee (the “Trustee”) under the Fourth Amended and Restated Base Indenture, dated as of November 25, 2013, between HVF and the Trustee (the “Base Indenture”).
W I T N E S S E T H:
WHEREAS, pursuant to the Series 2013-G1 Related Documents, HVF is required to perform certain duties relating to the Series 2013-G1 Collateral that has been pledged to secure the Series 2013-G1 Notes issued pursuant to the Series 2013-G1 Supplement;
WHEREAS, HVF desires to have the Series 2013-G1 Administrator perform certain of the duties of HVF referred to in the preceding clause, and to provide such additional services consistent with the terms of this Agreement and the Series 2013-G1 Related Documents as HVF may from time to time request;
WHEREAS, the Series 2013-G1 Administrator has the capacity to provide the services required hereby and is willing to perform such services for HVF on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
SECTION 1. Definitions and Rules of Construction.
(a)    Definitions. Except as otherwise specified, capitalized terms used but not defined herein have the respective meanings set forth in the Series 2013-G1 Supplement to the Base Indenture, dated as of November 25, 2013, between HVF and the Trustee (the “Series 2013-G1 Supplement”).
(b)    Rules of Construction. In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto, unless the context otherwise requires:
(i)    the singular includes the plural and vice versa;
(ii)    references to an agreement or document shall include the preamble, recitals, all attachments, schedules, annexes, exhibits and joinders to such agreement or document, and are to such agreement or document (including all such attachments, schedules, annexes, exhibits and joinders to such agreement or document) as amended, supplemented, restated and otherwise modified from time to time and to any successor or replacement agreement or document, as applicable (unless otherwise stated);
(iii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to any Person in a particular capacity only refers to such Person in such capacity;
(iv)    reference to any gender includes the other gender;
(v)    reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;
(vi)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(viii)    the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party;
(ix)    references to sections of the Code also refer to any successor sections;
(x)    as used in this Agreement, the term “title” refers to a Certificate of Title or other similar form of vehicle title and is intended by each party hereto to include the terms “vehicle registration” and “vehicle license plate,” unless specified otherwise; and
(xi)    unless specified otherwise, “titling” will be deemed to include the acts of registering a vehicle, including the registering of the license plates of a vehicle.
SECTION 2.     Duties of Administrator.
(a) Duties with Respect to the Series 2013-G1 Related Documents. The Series 2013-G1 Administrator agrees to perform certain of HVF’s duties under the Series 2013-G1 Related Documents to the extent relating to the Series 2013-G1 Collateral or the Series 2013-G1 Note Obligations. To the extent relating to the Series 2013-G1 Collateral or the Series 2013-G1 Note Obligations, the Series 2013-G1 Administrator shall prepare for execution by HVF or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of HVF to prepare, file or deliver pursuant to the Series 2013-G1 Supplement. In furtherance of the foregoing, the Series 2013-G1 Administrator shall take all appropriate action that it is the duty of HVF to take pursuant to the Series 2013-G1 Supplement including, such of the foregoing as are required with respect to the following matters to the extent they relate to the Series 2013-G1 Collateral or the Series 2013-G1 Note Obligations (unless otherwise specified references in this Section 2(a) are to sections of the Series 2013-G1 Supplement):
(A)    the preparation of or obtaining of the documents and instruments required for authentication of the Series 2013-G1 Note, if any, and delivery of the same to the Trustee (Base Indenture Sections 2.1, 2.2 and 2.4);
(B)    the duty to cause the Note Register to be kept and to give the Trustee notice of any appointment of a new Registrar and the location, or change in location, of the Note Register and the office or offices where Indenture Notes may be surrendered for registration of transfer or exchange (Base Indenture Section 2.5);
(C)    the duty to cause newly appointed Paying Agents, if any, to deliver to the Trustee the instrument specified in the Base Indenture regarding funds held in trust (Base Indenture Section 2.6);
(D)    if so requested, the furnishing, or causing to be furnished, to any Series 2013-G1 Noteholder or prospective purchaser of the Series 2013-G1 Notes any information required pursuant to Rule 144(d)(4) under the Securities Act (Base Indenture Section 4.3);
(E)    the keeping of books of record and account in accordance with Section 8.6 of the Base Indenture (Base Indenture Section 8.6);
(F)    the preparation and the obtaining of documents and instruments required for the release of HVF from its obligation under the Base Indenture (Base Indenture Section 11.1);
(G)    the preparation of Officer’s Certificates with respect to any requests by HVF to the Trustee to take any action under the Series 2013-G1 Supplement (Base Indenture Section 13.3);
(H)    the taking of such further acts as may be reasonably necessary or proper to compel or secure the performance and observance by Hertz Vehicles LLC, HGI, the Servicer, any Series 2013-G1 Lessee, the Escrow Agent (or such other party thereto) under any Series 2013-G1 Collateral Agreement, or by any Manufacturer under any Series 2013-G1 Manufacturer Program, of their respective obligations thereunder, in each case in accordance with Section 4.3 of the Series 2013-G1 Supplement (Section 4.3);

(I)    the preparation, obtaining or filing of the instruments, opinions and certificates and other documents required for the release of the Series 2013-G1 Collateral (Sections 4.4 and 4.5);
(J)    the preparation and delivery to the Trustee of each of the reports, certificates, statements and other materials required to be delivered by HVF pursuant to Section 5.1 of the Series 2013-G1 Supplement (Section 5.1);
(K)    the direction, if necessary, to the firm of independent certified public accountants to furnish reports to the Trustee in accordance with Section 5.1(e) and (f) of the Series 2013-G1 Supplement (Section 5.1(e) and (f));
(L)    the furnishing, or causing to be furnished, to the Trustee of instructions as to withdrawals and payments from the Series 2013-G1 Collection Account, any Series 2013-G1 HVF Segregated Exchange Accounts, as contemplated in the Series 2013-G1 Supplement (Section 5.1(g));
(M)    on or before January 31 of each calendar year, beginning with the calendar year 2014, the furnishing, or causing to be furnished, to any Series 2013-G1 Noteholder who at any time during the preceding calendar year was a Series 2013-G1 Noteholder, the Annual Series 2013-G1 Noteholder Tax Statement (Section 5.2);
(N)    the preparation and delivery of written instructions with respect to the investment of funds on deposit in the Series 2013-G1 Collection Account in Series 2013-G1 Permitted Investments in accordance with Section 6.1(c) of the Series 2013-G1 Supplement (Section 6.1(c));
(O)    the preparation and delivery of written instructions with respect to the deposit of all Series 2013-G1 Collections as set forth in Section 6.2(a) of the 2013-G1 Series Supplement (Section 6.2(a));
(P)    the preparation and delivery of written instructions with respect to the application of all amounts deposited into the Series 2013-G1 Collection Account in accordance with the provisions of Article VII of the Series 2013-G1 Supplement, including the preparation and delivery of written instructions with respect to (i) the withdrawal and payment of all amounts on deposit in the Series 2013-G1 Collection Account that consist of Series 2013-G1 Principal Collections in accordance with Section 7.2 of the Series 2013-G1 Supplement and (ii) the application of Series 2013-G1 Interest Collections in accordance with Section 7.3 of the Series 2013-G1 Supplement (Sections 7.1, 7.2 and 7.3);
(Q)    the maintenance of HVF’s qualification to do business in each jurisdiction in which the failure to so qualify would be reasonably likely to result in a Series 2013-G1 Material Adverse Effect (Sections 8.1 and 9.4);

(R)    the delivery of notice to the Trustee of each default described in Section 9.6 of the Series 2013-G1 Supplement, and preparation and delivery of an Officer’s Certificate of HVF setting forth the details of such default and any action with respect thereto taken or contemplated to be taken by HVF (Section 9.6);
(S)    the delivery of notice to the Trustee of material proceedings (Section 9.7);
(T)    the furnishing of other information relating to the Series 2013-G1 Notes to the Trustee as the Trustee may reasonably request in connection with the transactions contemplated by the Series 2013-G1 Supplement (Section 9.8);
(U)    the preparation and filing of all supplements, amendments, financing statements, continuation statements, if any, instruments of further assurance and other instruments, in accordance with Sections 9.9(a) and (b) of the Series 2013-G1 Supplement, necessary to protect the Series 2013-G1 Indenture Collateral (Sections 9.9 (a) and (b));
(V)    the obtaining of and the annual delivery of an Opinion of Counsel, in accordance with Section 9.9(f) of the Series 2013-G1 Supplement, as to the Series 2013-G1 Collateral (Section 9.9(f));
(W)    the preparation and obtaining of, and delivery to the Trustee and the Collateral Agent of, filings, Officer’s Certificates and Opinions of Counsel upon HVF changing its location or legal name (Section 9.17);
(X)    the obtaining and the maintenance of insurance in accordance with Section 9.22 of the Series 2013-G1 Supplement, and the delivery of notice to the Trustee and the Collateral Agent of any change or cancellation of such insurance (Section 9.22);
(Y)    the taking of such acts as may be reasonably necessary or proper to cause HVF to comply in all material respects with all of its obligations under the Series 2013-G1 Manufacturer Programs in accordance with the Servicing Standard (Section 9.23);
(Z)    the preparation, delivery and furnishing of all reports and statements necessary to enable HVF II to prepare, deliver and furnish all reports and statements required to be prepared and delivered by HVF II with respect to the Series 2013-G1 Notes pursuant to the HVF II Group I Indenture to the Persons specified in the HVF II Group I Indenture in accordance with Section 11.2(a) of the Series 2013-G1 Supplement (Section 11.2(a)); and
(AA)    the delivery of notice to HVF and the Trustee, on each Business Day, of all amounts that were paid directly to the HVF II Trustee or deposited into the HVF II Group I Collection Account pursuant to and in accordance with the provisions of the Master Exchange Agreement (Section 11.2(b)).
(b)    Additional Duties. In addition to the duties of the Series 2013-G1 Administrator set forth above, to the extent relating to the Series 2013-G1 Collateral or the Series 2013-G1 Note Obligations, the Series 2013-G1 Administrator shall perform such calculations and shall prepare for execution by HVF or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of HVF to prepare, file or deliver pursuant to the Series 2013-G1 Related Documents, and shall take all appropriate action that it is the duty of HVF to take pursuant to such Series 2013-G1 Related Documents.
(c)    Power of Attorney. HVF shall execute and deliver to the Series 2013-G1 Administrator, and to each successor Series 2013-G1 Administrator appointed pursuant to the terms hereof, one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Series 2013-G1 Administrator the attorney-in-fact of HVF for the purpose of executing on behalf of HVF all such documents, reports, filings, instruments, certificates and opinions that the Series 2013-G1 Administrator has agreed to prepare, file or deliver pursuant to this Agreement.
(d)    Certain Limitations on Series 2013-G1 Administrator Obligations. Notwithstanding anything to the contrary in this Agreement, the Series 2013-G1 Administrator shall not be obligated to, and shall not, (x) make any payments to the Series 2013-G1 Noteholders under the Series 2013-G1 Related Documents, (y) sell the Series 2013-G1 Collateral pursuant to the Series 2013-G1 Supplement or (z) take any action as the Series 2013-G1 Administrator on behalf of HVF that HVF directs the Series 2013-G1 Administrator not to take on its behalf.
(e)    Delegation of Duties. Notwithstanding anything to the contrary in this Agreement, the Series 2013-G1 Administrator may delegate to any Affiliate of the Series 2013-G1 Administrator the performance of the Series 2013-G1 Administrator’s obligations as Series 2013-G1 Administrator pursuant to this Agreement (but the Series 2013-G1 Administrator shall remain fully liable for its obligations under this Agreement).
SECTION 3.     Records. The Series 2013-G1 Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by HVF or the Trustee upon reasonable request at any time during normal business hours.
SECTION 4.     Compensation. As compensation for the performance of the Series 2013-G1 Administrator’s obligations under this Agreement, the Series 2013-G1 Administrator shall be entitled to $10,000.00 per month (the “Series 2013-G1 Monthly Administration Fee”) which shall be payable on each Payment Date in accordance with Section 7.3 of the Series 2013-G1 Supplement.

SECTION 5.     Additional Information To Be Furnished to HVF. The Series 2013-G1 Administrator shall furnish to HVF from time to time such additional information regarding the Series 2013-G1 Collateral as HVF shall reasonably request.
SECTION 6.     Independence of Series 2013-G1 Administrator. For all purposes of this Agreement, the Series 2013-G1 Administrator shall be an independent contractor and shall not be subject to the supervision of HVF with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by HVF (including, for the avoidance of doubt, as authorized in this Agreement or in any other Series 2013-G1 Related Document), the Series 2013-G1 Administrator shall have no authority to act for or represent HVF in any way and shall not otherwise be deemed an agent of HVF.
SECTION 7.     No Joint Venture. Nothing contained in this Agreement shall (i) constitute the Series 2013-G1 Administrator or HVF as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) be construed to impose any liability as such on any of them or (iii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.
SECTION 8.     Other Activities of Series 2013-G1 Administrator. (a) Nothing herein shall prevent the Series 2013-G1 Administrator or its Affiliates from engaging in other businesses or, in the sole discretion of any such Person, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of HVF or the Trustee.
(b)    The Series 2013-G1 Administrator and its Affiliates may generally engage in any kind of business with any person party to any Series 2013-G1 Related Document, any such party’s Affiliates and any person who may do business with or own securities of any such person or any of its Affiliates, without any duty to account therefor to HVF or the Trustee.
SECTION 9.     Term of Agreement; Removal of Series 2013-G1 Administrator. (a) This Agreement shall continue in force until termination of the Series 2013-G1 Supplement and the Series 2013-G1 Related Documents, in each case to the extent related to the Series 2013-G1 Collateral or the Series 2013-G1 Note Obligations, in accordance with their respective terms and the payment in full of all obligations owing thereunder, upon which event this Agreement shall automatically terminate.
(b)    Subject to Sections 9(c) and 9(d), the Trustee may, and at the direction of the Series 2013-G1 Required Noteholders shall, remove the Series 2013-G1 Administrator upon written notice of termination from the Trustee to the Series 2013-G1 Administrator if any of the following events shall occur (each a “Series 2013-G1 Administrator Default”) and, with respect to the event described in clause (i) below, be continuing:

(i)    the Series 2013-G1 Administrator shall default in the performance of any of its duties with respect to the Series 2013-G1 Collateral under this Agreement and such default materially and adversely affects the interests of the Series 2013-G1 Noteholders and, after notice of such default, the Series 2013-G1 Administrator shall not cure such default within thirty (30) days (or, if such default cannot be cured in such time, shall not give within thirty (30) days such assurance of cure as shall be reasonably satisfactory to HVF);
(ii)    a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Series 2013-G1 Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Series 2013-G1 Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or
(iii)    the Series 2013-G1 Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Series 2013-G1 Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.
The Series 2013-G1 Administrator agrees that if any of the events specified in clause (ii) or (iii) of this Section shall occur, it shall give written notice thereof to HVF and the Trustee within five (5) days after the happening of such event.
(c)    No resignation or removal of the Series 2013-G1 Administrator pursuant to this Section shall be effective until (i) a successor Series 2013-G1 Administrator shall have been appointed by HVF and (ii) such successor Series 2013-G1 Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Series 2013-G1 Administrator is bound hereunder. HVF shall provide written notice of any such removal to the Trustee.
(d)    A successor Series 2013-G1 Administrator shall execute, acknowledge and deliver a written acceptance of its appointment hereunder to the resigning Series 2013-G1 Administrator and to HVF. Thereupon the resignation or removal of the resigning Series 2013-G1 Administrator shall become effective and the successor Series 2013-G1 Administrator shall have all the rights, powers and duties of the Series 2013-G1 Administrator under this Agreement. The successor Series 2013-G1 Administrator shall mail a notice of its succession to the Series 2013-G1 Noteholders. The resigning Series 2013-G1 Administrator shall promptly transfer or cause to be transferred all property and any related agreements, documents and statements held by it as Series 2013-G1 Administrator to the successor Series 2013-G1 Administrator (but, for the avoidance of doubt, any such resigning Series 2013-G1 Administrator that is an Affiliate of Hertz may retain copies of any such agreements, documents or statements) and the resigning Series 2013-G1 Administrator shall execute and deliver such instruments and do other things as may reasonably be required for fully and certainly vesting in the successor Series 2013-G1 Administrator all rights, powers, duties and obligations hereunder.
(e)    In no event shall a resigning Series 2013-G1 Administrator be liable for the acts or omissions of any successor Series 2013-G1 Administrator hereunder.
SECTION 10.     Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 9(a) or the resignation or removal of the Series 2013-G1 Administrator, the Series 2013-G1 Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Series 2013-G1 Administrator shall forthwith upon termination pursuant to Section 9(a) deliver to HVF all property and documents of or relating to the Series 2013-G1 Collateral then in the custody of the Series 2013-G1 Administrator. In the event of the resignation or removal of the Series 2013-G1 Administrator, the Series 2013-G1 Administrator shall cooperate with HVF and take all reasonable steps requested to assist HVF in making an orderly transfer of the duties of the Series 2013-G1 Administrator.
SECTION 11.     Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:
(a)    if to HVF, to
Hertz Vehicle Financing LLC
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
(b)    if to the Series 2013-G1 Administrator, to
The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
(c)    if to the Trustee, to
The Bank of New York Mellon, N.A.
2 North LaSalle Street, Suite 1020
Chicago, IL 60602
Attention: Corporate Trust Administration – Structured Finance

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above, except that notices to the Trustee are effective only upon receipt.
SECTION 12.     Amendments. This Agreement may be amended from time to time by a written amendment duly executed and delivered by HVF, the Series 2013-G1 Administrator and the Trustee.
SECTION 13.     Successors and Assigns. The parties hereto acknowledge that the Trustee has accepted the assignment of HVF’s rights under this Agreement pursuant to the Series 2013-G1 Supplement. Subject to Section 2(e), this Agreement may not be assigned by the Series 2013-G1 Administrator unless such assignment is previously consented to in writing by HVF, the Series 2013-G1 Required Noteholders and the Trustee. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Series 2013-G1 Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Series 2013-G1 Administrator without the consent of HVF, any Series 2013-G1 Noteholders or the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Series 2013-G1 Administrator; provided that, such successor organization executes and delivers to HVF and the Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Series 2013-G1 Administrator is bound hereunder.
SECTION 14.     GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.
SECTION 15.     Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.
SECTION 16.     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.
SECTION 17.     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 18.     Limitation of Liability of Trustee and Series 2013-G1 Administrator. Notwithstanding anything contained herein to the contrary, in no event shall either the Trustee or the Series 2013-G1 Administrator have any liability for the representations, warranties, covenants, agreements or other obligations of HVF hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of HVF.
SECTION 19.     Nonpetition Covenants. Notwithstanding any prior termination of this Agreement, the Series 2013-G1 Administrator, HVF and the Trustee shall not, prior to the date which is one year and one day after the payment in full of all the Indenture Notes, petition or otherwise invoke, join with, encourage or cooperate with any other party in invoking or cause HVF to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against HVF under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of HVF or any substantial part of its property, or ordering the winding up or liquidation of the affairs of HVF.
SECTION 20.     Liability of Series 2013-G1 Administrator. The Series 2013-G1 Administrator agrees to indemnify HVF and the Trustee and their respective agents (the “Indemnified Parties”) from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred therewith, including reasonable attorney’s fees and expenses incurred by the Indemnified Parties as a result of, or arising out of, or relating to the entering into and performance of the Series 2013-G1 Related Documents by the Indemnified Parties or suffered or sustained by the Indemnified Parties by reason of any acts, omissions or alleged acts or omissions arising out of the Series 2013-G1 Administrator’s activities pursuant to the Series 2013-G1 Related Documents. Notwithstanding anything in the foregoing to the contrary, the Series 2013-G1 Administrator shall not be obligated under its agreements of indemnity contained in this Section 20 (i) for any liabilities resulting from the gross negligence or willful misconduct of the Indemnified Parties or (ii) in respect of any claim arising out of the assessment of any tax against the Indemnified Parties. The obligations of the Series 2013-G1 Administrator and the rights of the Indemnified Parties under this Section 20 shall survive any termination of this Agreement, in whole or in part.
SECTION 21.     Limited Recourse to HVF. The obligations of HVF under this Agreement are solely the obligations of HVF. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer or director of HVF. Fees, expenses, costs or other obligations payable by HVF hereunder shall be payable by HVF to the extent and only to the extent that HVF is reimbursed therefor pursuant to any of the Series 2013-G1 Related Documents, or funds are then available or thereafter become available for such purpose pursuant to Article VII of the Series 2013-G1 Supplement, and the amount of any fees, expenses or costs exceeding such funds shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, HVF.
SECTION 22.     Electronic Execution. This Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each party hereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) or in any amendment or other modification hereof (including, without limitation, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.
HERTZ VEHICLE FINANCING LLC

By:    /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

THE HERTZ CORPORATION,
as Series 2013-G1 Administrator

By:    /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:    /s/ Mitchell L. Brumwell
Name: Mitchel L. Brumwell
Title: Vice President

EXHIBIT A

[Form of Power of Attorney]

POWER OF ATTORNEY
STATE OF             )
)
COUNTY OF             )

KNOW ALL MEN BY THESE PRESENTS, that HERTZ VEHICLE FINANCING LLC (“HVF”), does hereby make, constitute and appoint THE HERTZ CORPORATION as Series 2013-G1 Administrator under the Series 2013-G1 Administration Agreement (as defined below), and its agents and attorneys, as Attorneys-in-Fact to execute on behalf of HVF all such documents, reports, filings, instruments, certificates and opinions that the Series 2013-G1 Administrator has agreed to prepare, file or deliver pursuant to the Series 2013-G1 Administration Agreement, including, without limitation, to appear for and represent HVF in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to HVF, and with full power to perform any and all acts associated with such returns and audits that HVF could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restriction on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements. For the purpose of this Power of Attorney, the term “Series 2013-G1 Administration Agreement” means the Series 2013-G1 Administration Agreement dated as of November 25, 2013 among HVF, The Hertz Corporation, as Series 2013-G1 Administrator, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as such maybe amended, modified or supplemented from time to time.
All powers of attorney for this purpose heretofore filed or executed by HVF are hereby revoked.
EXECUTED this [ ] day of [ ], 2013.
HERTZ VEHICLE FINANCING LLC

By:
Name:
Title: